Exhibit (21)
Subsidiaries of Potlatch Corporation
as of December 31, 2014 (1)

Name	State in Which Organized
PFHI Idaho Investment LLC	Delaware
PFPC McCall Investment LLC	Delaware
Potlatch Forest Holdings, Inc.	Delaware
Potlatch Land & Lumber, LLC	Delaware
Potlatch Timberlands LLC	Delaware
Potlatch Minnesota Timberlands, LLC	Delaware
Potlatch Lake States Timberlands, LLC	Delaware
Potlatch TRS Arkansas, LLC	Delaware
Potlatch TRS Idaho, LLC	Delaware
Potlatch TRS Minnesota, LLC	Delaware
(1) All of the subsidiaries in the above list are wholly owned, either directly or indirectly, by Potlatch Corporation.